AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2019
REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)
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WISCONSIN                     47-0871001
(State or other jurisdiction of incorporation or organization)        (IRS Employer Identification No.)
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111 North Washington Street, Green Bay, Wisconsin             54301
(Address of Principal Executive Offices)                 (Zip Code)
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Nicolet Bankshares, Inc.
2011 Long-Term Incentive Plan
(Full title of plan)
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Ann K. Lawson                     with copy to:
Chief Financial Officer                      Robert D. Klingler, Esq.
Nicolet Bankshares, Inc.                 Bryan Cave Leighton Paisner LLP
111 North Washington Street                 One Atlantic Center, Fourteenth Floor
Green Bay, Wisconsin 54301                 1201 West Peachtree Street, NW
(920) 430-1400                        Atlanta, Georgia 30309-3488
(404) 572-6600
(Name and address of agent for service)
(Telephone number, including area code, of agent of service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐    Accelerated filer  ☒      Non-accelerated filer  ☐    Smaller reporting company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock	1,500,000 shares	$61.25	$91,875,000	$11,135.25

(1)
Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)
Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price is based upon the average of high ($61.94) and low ($60.56) prices reported in the consolidated reporting system on May 17, 2019.

(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Nicolet Bankshares, Inc. (“Nicolet”) is filing this registration statement to register additional shares of its common stock, par value $0.01 per share (“Common Stock”) pursuant to the Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan (the “Plan”).

Nicolet initially registered 490,000 shares of its Common Stock issuable under the Plan pursuant to a Registration Statement on Form S-8 filed May 24, 2013 (File No. 333-188856) (the “Initial S-8”). Further, Nicolet registered an additional 1,000,000 shares of its Common Stock issuable under the Plan pursuant to a Registration Statement on Form S-8 filed September 21, 2016 (File No. 333-213734) (the “First Amendment”).

On February 19, 2019, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Plan that increased the number of shares available for issuance under the Plan by 1,500,000 shares (the “Second Amendment”). The shareholders of the Company approved the Second Amendment on May 13, 2019.

The contents of the Initial S-8 and First Amendment relating to the Plan, are incorporated by reference into this registration statement, except that the provisions in Part II of such earlier registration statement are modified as set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S‑K:

Exhibit No.                 Description

5.1	Opinion of Godfrey & Kahn, S.C. with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Porter Keadle Moore, LLC.

24.1	Power of Attorney (see signature pages to this Registration Statement).

99.1	Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan, as amended and restated effective February 19, 2019 (Incorporated by reference to Appendix A of Nicolet’s Proxy Statement filed March 8, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Green Bay, State of Wisconsin, on May 21, 2019.

NICOLET BANKSHARES, INC.

By:  /s/ Robert B. Atwell
Robert B. Atwell
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints and constitutes Robert B. Atwell, Michael E. Daniels and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 21, 2019.

/s/ Robert B. Atwell	/s/ Andrew F. Hetzel, Jr.
Robert B. Atwell	Andrew F. Hetzel, Jr.
Chairman, President and Chief Executive Officer	Director
(Principal Executive Officer)

/s/ Ann K. Lawson	/s/ Donald J. Long, Jr.
Ann K. Lawson	Donald J. Long, Jr.
Chief Financial Officer	Director
(Principal Financial and Accounting Officer)

/s/ Michael E. Daniels	/s/ Dustin J. McClone
Michael E. Daniels	Dustin J. McClone
Director, Executive Vice President and Secretary	Director

/s/ Rachel Campos-Duffy	/s/ Susan L. Merkatoris
Rachel Campos-Duffy	Susan L. Merkatoris
Director	Director

/s/ John N. Dykema	/s/ Randy J. Rose
John N. Dykema	Randy J. Rose
Director	Director

/s/ Terrence R. Fulwiler	/s/ Oliver Pierce Smith
Terrence R. Fulwiler	Oliver Pierce Smith
Director	Director

/s/ Christopher J. Ghidorzi	/s/ Robert J. Weyers
Christopher J. Ghidorzi	Robert J. Weyers
Director	Director